Exhibit 5.1

[Mayer, Brown, Rowe & Maw LLP letterhead]

190 South La Salle Street
Chicago, Illinois 60603-3441

Main Telephone
(312) 782-0600
Main Fax
(312) 701-7711

October 31, 2003

AMERITRADE HOLDING CORPORATION
4211 South 102nd Street
Omaha, Nebraska 68127

Dear Ladies and Gentlemen:

     We have acted as your counsel in connection with the registration of 50,755,037 shares of common stock, $.01 par value per share (the “Shares”), of Ameritrade Holding Corporation, a Delaware corporation (the “Company”), pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) as more fully described in the Registration Statement.

     In rendering the opinion expressed herein, we have examined and relied upon such documents, corporate records, certificates of public officials and certificates as to factual matters executed by officers of the Company as we have deemed necessary or appropriate. We have assumed the authenticity, accuracy and completeness of all documents, records and certificates submitted to us as originals, the conformity to the originals of all documents, records and certificates submitted to us as copies and the authenticity, accuracy and completeness of the originals of all documents, records and certificates submitted to us as copies. We have also assumed the legal capacity and genuineness of the signatures of persons signing all documents in connection with which the opinion expressed herein is rendered.

     Based upon and subject to the foregoing, and to the assumptions, limitations and qualifications referred to herein, we are of the opinion that the Shares, when sold and delivered against payment therefore and in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We are admitted to practice law in the State of Illinois and we express no opinions as to matters under or involving any laws other than the laws of the State of Illinois, the laws of the State of Delaware and the federal laws of the United States of America.

     This opinion is furnished to you solely for use in connection with the Registration Statement.

AMERITRADE HOLDING CORPORATION
October 31, 2003

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” contained therein.

Sincerely,

/s/ Mayer, Brown, Rowe & Maw LLP